Exhibit 99.1

News Release

FREYR Battery Announces Appointments of Dan Steingart and Jason Forcier to Board of Directors

Columbia University Professor and seasoned operations executive bring decades of industry, technical and advisory experience in battery sector

New York, Oslo and Luxembourg, January 10, 2023, FREYR Battery (NYSE: FREY) (“FREYR” or “the Company”), a developer of clean, next-generation battery cell production capacity, has appointed Jason Forcier and Dr. Dan Steingart as independent members of the Company’s Board of Directors effective December 21, 2022, and January 9, 2023, respectively. The appointments are intended to fill vacancies created by the departures of Jeremy Bezdek and Jon Christian Thaulow from FREYR’s Board of Directors.

On January 9, 2023, FREYR’s Board appointed Dr. Dan Steingart as an independent director of the Company, effective January 9, 2023. Dr. Steingart is the Stanley-Thompson Professor of Chemical Metallurgy at Columbia University where he is also the co-director of the Columbia Electrochemical Energy Center. Over the last decade, his research in energy storage has been adopted by various industries and has led directly or indirectly to five electrochemical energy-related startup companies. Additionally, Dr. Steingart has served as Chief Scientist/Advisor to ElectraSteel since 2020, Co-Founder of Liminal Insights Inc. since 2015 and Industry Advisor to Sila Nanotechnologies Inc. since 2016.

“I want to extend a warm welcome to Dan as he joins our Board of Directors,” commented Torstein Dale Sjøtveit, FREYR’s Founder and Executive Chairperson. “Dan brings impressive technical and industry credentials to the FREYR Board as a distinguished electrochemistry expert, a highly respected professor and research scientist at one of the world’s foremost academic institutions, and a valued advisor to start-up companies in the energy sector. Our entire team is looking forward to his stewardship through the next phase of FREYR’s growth as a global industrial partner of choice in the clean battery space.”

“I am excited to be joining the FREYR Board of Directors during a crucial time in the battery industry,” remarked Dr. Dan Steingart. “Having observed the company’s remarkable progress to date, I believe that FREYR is uniquely positioned to scale a cost-effective battery technology as demand for clean energy storage and mobility accelerates. I have long admired the operating team and am proud to be aiding them on their journey.”

As previously announced, Jason Forcier joined FREYR’s Board of Directors on December 21, 2022. Mr. Forcier currently serves as Chief Executive Officer of SVP Worldwide. Mr. Forcier’s previous experience includes positions as Chief Operations Officer and other senior manufacturing, supply chain and quality roles at Vertiv Holdings Co from 2017 to 2022; and eight years at A123 Systems, a global manufacturer of lithium-ion batteries, where he was the Chief Executive Officer from 2013 until 2017 and member of the board of management.

“Jason’s experience leading and establishing manufacturing operations in the lithium-ion battery and other industries will be invaluable to FREYR as we commence production in Norway and the U.S.,” remarked Sjøtveit. “We are delighted to welcome Jason and his unique skill set to our Board of Directors, and we look forward to his contributions as we establish giga scale production of clean, next-generation batteries.”

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Mr. Forcier’s appointment to the Board of Directors coincided with Jon Christian Thaulow notifying FREYR’s Board of Directors of his intention to tender his resignation as a director of the Company effective December 21, 2022.

As announced by the Company on December 23, 2022, Jeremy Bezdek joined FREYR as the Company’s Executive Vice President of Global Corporate Development and President of FREYR Battery U.S. Mr. Bezdek joined FREYR from his prior position of Managing Director, Strategic Platforms at Koch Industries. Prior to joining FREYR, Mr. Bezdek spent over 26 years with Koch Industries companies in a variety of executive and leadership roles. On January 8, 2023, he notified FREYR’s Board of Directors that he will be tendering his resignation as a director of the Company and as a member and chairperson of its Compensation Committee as he assumes his new responsibilities at FREYR.

In addition, to fill the vacancy on the Compensation Committee created by Mr. Bezdek’s resignation, the Board appointed Jason Forcier, an existing independent director of the Company, as a member of the committee effective January 9, 2023. The Board also appointed Mimi Berdal, a current director on the Board and a member of the Compensation Committee, as chairperson of the committee, effective January 9, 2023.

“On behalf of the FREYR Board of Directors - Peter Matrai, Olaug Svarva, Mimi Berdal, Daniel Barcelo, and Monica Tiúba, we thank Jon Christian and Jeremy for their enormous contributions to the Company during a pivotal stage in FREYR’s journey,” added Sjøtveit. “Their counsel and dedication have been instrumental to FREYR’s commercial and industrial development, and we are grateful for the privilege it has been to serve with them.”

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About FREYR Battery

FREYR Battery aims to provide industrial scale clean battery solutions to reduce global emissions. Listed on the New York Stock Exchange, FREYR’s mission is to produce green battery cells to accelerate the decarbonization of energy and transportation systems globally. FREYR has commenced building the first of its planned factories in Mo i Rana, Norway and announced potential development of industrial scale battery cell production in Vaasa, Finland, and the United States. FREYR intends to install 50 GWh of battery cell capacity by 2025 and 100 GWh annual capacity by 2028 and 200 GWh of annual capacity by 2030. To learn more about FREYR, please visit www.freyrbattery.com

Investor contact:

Jeffrey Spittel

Vice President, Investor Relations

jeffrey.spittel@freyrbattery.com

Tel: (+1) 281-222-0161

Media contact:

Katrin Berntsen

Vice President, Communication and Public Affairs
katrin.berntsen@freyrbattery.com
Tel: (+47) 920 54 570

Cautionary Statement Concerning Forward-Looking Statements

All statements, other than statements of present or historical fact included in this press release, including, without limitation, statements regarding FREYR’s growth as a global industrial partner of choice in the clean battery space, FREYR’s position to industrialize a next-generation technology as demand for clean energy storage and mobility accelerates, and the establishment of giga scale production of clean, next-generation batteries are forward-looking and involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Most of these factors are outside FREYR’s control and difficult to predict. Information about factors that could materially affect FREYR is set forth under the “Risk Factors” section in (i) FREYR’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2022, as amended, and (ii) FREYR’s annual report on Form 10-K filed with the SEC on March 9, 2022, and available on the SEC’s website at www.sec.gov.

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